EX-99.1
                                  Press Release
November 23, 1999

EXHIBIT INDEX

Exhibit Number  99.1

Winn-Dixie Stores, Inc.
Press Release dated November 23, 199
News Release No. 20013

(NYSE):        WIN
RELEASE DATE:  November 23, 1999

Media Contact: Mickey Clerc, Director of Public Relations, (904) 783-5409 Investor Contact: Rick McCook, Financial Vice President, (904) 783-5221

                       ALLEN ROWLAND NAMED PRESIDENT, CEO
                     AND DIRECTOR OF WINN-DIXIE STORES, INC.

JACKSONVILLE, FL, November 23, 1999 -- Following a special meeting of its Board of Directors, Winn-Dixie Stores, Inc., (NYSE: WIN) announced the election of Allen R. Rowland as President, Chief Executive Officer, and a Director of the Company effective November 23, 1999. Mr. Rowland, 55, has spent his entire career in the grocery industry, most recently as President and Chief Operating Officer of the publicly traded Smith's Food & Drug Centers and, prior to that, as a Senior Vice President with Albertson's.

Mr. Rowland headed Smith's from 1996 until its acquisition by Fred Meyer in 1997. He successfully led Smith's through organizational and operational changes, which significantly improved the results of operations. During his 25 years with Albertson's, Rowland had responsibility for all retail operations in various portions of the United States, including the Southeast and Florida.

"We are delighted to have Al Rowland join the Winn-Dixie team as President, Chief Executive Officer and a Director," said A. Dano Davis, Chairman of Winn-Dixie's Board of Directors. "He has significant experience in the grocery industry, particularly in large-store operations, with an emphasis on customer service and perishables, which are needs of Winn-Dixie. Because of his demonstrated ability in these areas and the confidence I have in him, I was particularly pleased to recommend to the Board that Al assume the responsibility as CEO in order to have the clear authority to apply his experience for the benefit of our company."

Mr. Rowland commented, "I am delighted to be part of an organization that has enjoyed such a long history and rich heritage as has Winn-Dixie. The Company's extensive operations with excellent facilities in growth markets and thousands of loyal, motivated associates represent an excellent platform for the future. I am excited about the opportunity to carry on and enrich Winn-Dixie's fine traditions while exploring new ways to maximize the Company's business."

Winn-Dixie is one of the nation's largest food chains, operating 1,187 stores in 14 states and the Bahamas.

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